UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CLOUDERA, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CLOUDERA, INC.
5470 Great America Parkway
Santa Clara, California 95054
April 27, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Cloudera, Inc. (the “Annual Meeting”) on June 9, 2021 at 7:00 a.m. Pacific Time. Due to the public health impact of the coronavirus pandemic and to support the health and well-being of our stockholders and other meeting participants, the 2021 Annual Meeting will be held in a virtual meeting format only. Instructions for attending the meeting are included in the accompanying notice.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying notice and proxy statement. The U.S. Securities and Exchange Commission ("SEC") rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 27, 2021, we expect to mail to stockholders (other than those who previously requested printed or emailed materials on an ongoing basis) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our 2021 Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email, if desired.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability or, if you requested printed proxy materials, you can vote by mail, telephone or the Internet by following the instructions on the proxy card provided to you with your printed proxy materials. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the meeting. You may also vote while attending the Annual Meeting via the Internet. Even if you plan to attend the Annual Meeting via the Internet, we recommend that your submit your proxy before the meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
We hope to see you at the meeting.
Sincerely,
Robert Bearden
Chief Executive Officer

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the Annual Meeting. Even if you have given your proxy, you may still vote at the meeting if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting at the Annual Meeting or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, JUNE 9, 2021

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT:

www.proxyvote.com and on the Investor Relations page of our website (www.cloudera.com) at
https://investors.cloudera.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 April 27, 2021

Time and Date:	Wednesday, June 9, 2021 at 7:00 a.m. Pacific Time

Place:	www.virtualshareholdermeeting.com/CLD2021

How to attend:		Go to the website above beginning at 6:45a.m. Pacific Time on June 9, 2021
On the "Shareholder Login" screen, enter the 16 digit control number on the notice or proxy card you received.

Items of Business:	1.
The election of three Class I directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2024 and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

	2.	Ratification of the appointment of our independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending January 31, 2022.

	3.	Holding a non-binding advisory vote on the compensation paid by us to our named executive officers as disclosed in this proxy statement.

	4.	Transaction of any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record of our common stock at the close of business on April 12, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Proxy Voting:
For questions regarding your stock ownership, you may contact us through our website at https://investors.cloudera.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 27, 2021.
Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and to vote as soon as possible by proxy over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you requested printed proxy materials, by mail, telephone or the Internet by following the instructions on the proxy card provided to you with your printed proxy materials so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.
By Order of the Board of Directors,
David Howard
Chief Legal Officer and Corporate Secretary
Santa Clara, California
April 27, 2021

CLOUDERA, INC.
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
v

CLOUDERA, INC.
5470 Great America Parkway
Santa Clara, California 95054

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING

This proxy statement is being furnished to the stockholders of Cloudera, Inc. (“Cloudera,” “we,” “us,” “our,” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held virtually on June 9, 2021 at 7:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon:
(i) the election of three Class I directors to serve until the annual meeting of stockholders to be held in 2024 or until their successors are duly elected and qualified;
(ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022; and
(iii) a non-binding advisory vote on the compensation of our named executive officers.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 27, 2021. An annual report for the fiscal year ended January 31, 2021 is available with this proxy statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE MEETING

You are receiving this proxy statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is April 12, 2021, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 293,978,815 shares of our common stock outstanding and entitled to vote, held of record by approximately 89 stockholders.
Pursuant to our bylaws, the holders of a majority of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each outstanding share of common stock held as of the record date on each matter properly submitted to the stockholders for their vote. For at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available upon written request by any stockholder for any purpose germane to the meeting. Requests should be sent to Cloudera, Inc. at investor-relations@cloudera.com. The stockholder list will also be available during the Annual Meeting for those with a control number at www.virtualshareholdermeeting.com/CLD2021.

Attending the Meeting

Our Annual Meeting will be a virtual meeting. To attend, go to www.virtualshareholdermeeting.com/CLD2021 and follow the instructions provided. You will need the control number printed on your Notice of Internet Availability of Proxy Materials or, if you requested paper materials, your proxy card, in order to join the meeting. We recommend you join the meeting 15 minutes before the meeting is scheduled to begin. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Voting Rights; Required Vote

In deciding all matters at the Annual Meeting, as of the close of business on the record date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee, as set forth below.
Stockholder of Record: Shares Registered in Your Name. If, on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote through the Internet or, if you request or receive paper proxy materials, by telephone or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the record date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Director elections are determined by a plurality of votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three properly nominated individuals receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL” nominees, “WITHHOLD ALL” your vote with respect to all nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, and the non-binding advisory vote to approve the compensation of our named executive officers, you can vote either “FOR,” “AGAINST,” or “ABSTAIN” from voting, and approval for each proposal will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter. As such, an abstention will have no effect on Proposal No. 1 (election of directors), Proposal No. 2 (the vote for the ratification of our independent registered public accounting firm, Ernst & Young LLP, for the year ending January 31, 2022) or Proposal No. 3 (the non-binding advisory vote on compensation to our named executive officers).

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting form from the institution that holds your shares and follow the instructions included on that voting form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered “routine” on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as Proposal No. 2 (the vote for ratification of our independent registered public accounting firm, Ernst & Young LLP, for the year ending January 31, 2022). On non-discretionary items, such as Proposal Nos. 1 and 3 (the vote for the election of directors, and the non-binding advisory vote on compensation to our named executive officers), if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.
If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such non-routine proposals. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the outcome of any of the proposals for the Annual Meeting.

Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting

Our board of directors recommends that you vote “FOR ALL” of the Class I director nominees named in this proxy statement (“Proposal No. 1”), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 (“Proposal No. 2”), and “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the directors so nominated.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:
•vote in person—stockholders who attend the Annual Meeting may vote in person;

•    vote through the Internet or, if you received printed proxy materials, by telephone—in order to do so, please follow the instructions on your Notice of Internet Availability or, if you received printed proxy materials, your proxy card; or
•    if you received printed proxy materials, vote by mail—if you receive a paper proxy card, simply complete, sign and date the proxy card provided and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
Proxy votes that are submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 8, 2021. Submitting your proxy vote through the Internet, by telephone or by mail will not affect your right to vote at the meeting should you decide to attend the Annual Meeting via the internet.
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares.
For Proposal No. 1, you may vote “FOR ALL” of the nominees, “WITHHOLD ALL” your vote with respect to all the nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All properly submitted proxies will be voted in accordance with the instructions specified. If you sign a paper proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, or if you vote by proxy over the Internet but do not mark the boxes showing how you wish to vote on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you received or requested printed proxy materials and you receive more than one proxy card, it means your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card through the Internet, by telephone, or by mail.
We strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the Annual Meeting.

Solicitation of Proxies and Expenses

We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, proxy cards and any other information furnished to stockholders. Following the original distribution and mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original distribution and mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has submitted a vote by proxy may revoke it before the proxy is exercised at the Annual Meeting by:
•    delivering to our Corporate Secretary by mail a written notice stating that such proxy is revoked;
•    signing and delivering a proxy card bearing a later date prior to the date specified for delivering proxies;
•    voting again through the Internet or by telephone prior to the date and time specified for voting in this manner or
•    attending and voting at the Annual Meeting via the Internet (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your vote by proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com under “Governance Documents” in the “Corporate Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.

Board Leadership

Our Corporate Governance Guidelines provide that our board of directors is free to choose its chairperson in any way that it considers in the best interests of our company, in accordance with our bylaws, and that the nominating and governance committee will periodically consider the leadership structure of our board of directors and make such recommendations to our board of directors with respect thereto as the nominating and governance committee deems appropriate. Our Corporate Governance Guidelines do not require the separation of the offices of the chairperson and chief executive officer. Our board of directors believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time.
Our board of directors currently does not have a chairperson. Our board of directors believes that we and our stockholders currently are best served not having a chairperson as this structure fosters a collaborative environment among our board. Further, we believe not having a chairperson helps ensure a strong independent and active board of directors as no single director sets and drives the agenda. While our board currently does not have a chairperson, our board will continue to evaluate whether appointing a chairperson is appropriate and may do so in the future based on the needs of the board and our stockholders.
Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, a strong committee system, and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors is actively involved in the oversight of our risk management process. Our board does not have a standing risk management committee but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor these exposures, our compensation committee monitors and reviews with management our major compensation-related risk exposures, including whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and governance committee monitors and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate these exposures, including our procedures and related policies for with respect to risk assessment and risk management, and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.
The full board, or the appropriate committee, receives reports on risks facing Cloudera from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors at the board level and on our committees to exercise oversight over management.

Independence of Directors

Our common stock is listed on the New York Stock Exchange (“NYSE”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C-1 under the Exchange Act.
Our board of directors conducts a review of the independence of our directors at least annually, taking into account relevant facts and circumstances. In the year ended January 31, 2021 (“Fiscal Year 2021”), all of our directors were independent during the time of his or her service on our board of directors except for Mr. Bearden, our Chief Executive Officer.
In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below under “Certain Relationships and Related Party Transactions.” In particular, our board of directors considered Ms. Schooler’s service as Corporate Vice President and General Manager of Data Center Sales of Intel Corporation (“Intel”), Mr. Stankey’s service as Vice Chairman of Workday, Inc. and as a director of Okta, Inc., and Mr. Cormier’s service as an executive officer at Red Hat, Inc. (now a subsidiary of IBM, a strategic partner), to each of which companies we have sold and purchased products and services in the ordinary course of business on arm’s-length-terms. Following this review, our board of directors has determined that none of the members of our board of directors other than Mr. Bearden has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of the members of our board of directors other than Mr. Bearden is “independent” under the applicable rules, regulations, and listing standards of NYSE and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and governance committee, and a mergers and acquisitions committee. The mergers and acquisitions committee was established during Fiscal Year 2021 to oversee various proposed strategic transactions. The composition and responsibilities of each other committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Cloudera, Inc., 5470 Great America Parkway, Santa Clara, California 95054, Attn: Legal Department, or in the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. Members serve on these committees until their resignations or until otherwise determined by the board of directors.
Audit Committee
The following directors served on our audit committee during Fiscal Year 2021: Mr. Klausmeyer, who is the chair of the audit committee, and Messrs. Fenton and Stankey. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate and is independent, as determined by our board of directors pursuant to the rules of the NYSE. In addition, our board of directors has determined that Mr. Klausmeyer is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our board of directors adopted a charter for our audit committee. Our audit committee, among other things:
•    selects a firm to serve as the independent registered public accounting firm to audit our financial statements;
•    helps to ensure the independence of the independent registered public accounting firm;
•    discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and our independent accountant, our interim and year-end operating results;
•    develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•    oversees the internal audit function; and
•    considers the adequacy of our internal accounting controls and audit procedures.
Compensation Committee
The following directors served on our compensation committee during Fiscal Year 2021: Messrs. Cormier, Hu, Stankey and Graziano, each of whom during the time he served was an independent director under NYSE listing standards and SEC rules and regulations. Mr. Graziano's service on the compensation committee ceased, and Mr. Hu's service began, on January 7, 2021. Our compensation committee is currently comprised of Mr. Stankey, who is the chair of the compensation committee, and Messrs. Cormier and Hu. The composition of our compensation committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our board of directors adopted a charter for our compensation committee. Our compensation committee, among other things:
•    reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;
•    administers our stock and equity incentive plans;
•    reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and
•    establishes and reviews general policies relating to compensation and benefits of our employees.
The charter for our compensation committee allows the committee from time to time to delegate its authority to subcommittees and to our Chief Executive Officer (either alone or acting together with one or more other Cloudera officers), as the committee may deem necessary or appropriate. Our compensation committee approved the establishment of our equity incentive committee consisting of our Chief Executive Officer and authorized the delegation of certain authority to our Chief Executive Officer to review and approve equity grants, subject to certain limitations, to non-executive officer employees.
Nominating and Governance Committee
The following directors served on our nominating and governance committee during Fiscal Year 2021: Mr. Lynn, who is the Chair of the committee, Mr. Klausmeyer and Ms. Schooler, each of whom was determined to be an independent director under the NYSE listing standards and SEC rules and regulations. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our board of directors adopted a charter for our nominating and governance committee. Our nominating and governance committee, among other things:
•    identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;
•    conducts searches for appropriate directors;
•    evaluates the performance of our board of directors and of individual directors;
•    considers and makes recommendations to the board of directors regarding the composition of the board of directors and its committees;
•    reviews developments in corporate governance practices;
•    evaluates the adequacy of our corporate governance practices and reporting; and
•    makes recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Since February 1, 2020, the following members or former members of our board of directors have at one time been members of our compensation committee: Messrs. Cormier, Hu, Stankey and Graziano. None of them had in Fiscal Year 2021 or at any other time been an officer or employee of ours or any of our subsidiaries while serving on our compensation committee, and none had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal Year 2021, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from: (i) engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market; (ii) engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts; (iii) engaging in short sales of our securities, including short sales “against the box”; and (iv) using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer.

Board and Committee Meetings and Attendance

Our board of directors had 11 meetings during Fiscal Year 2021; the audit committee held seven meetings; the compensation committee held four meetings; the nominating and governance committee held three meetings; and the mergers and acquisitions committee held two meetings. During Fiscal Year 2021, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and of the aggregate number of meetings of all the committees on which he or she served that were held during the period in which such director served during Fiscal Year 2021.

Board Attendance at Annual Stockholders’ Meeting

We encourage directors to attend our annual meetings of stockholders but do not require attendance. All eight of our then-serving members of our board of directors attended the 2020 annual meeting of stockholders.

Presiding Director for Meetings of our Non-Employee Directors

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Pursuant to our corporate governance guidelines, these sessions currently are led by a director selected by a majority of the independent directors or, if no selection is made, by the chair of our Nominating and Governance Committee.

Communications with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Cloudera, Inc.
c/o Corporate Secretary
5470 Great America Parkway
Santa Clara, California 95054

Code of Business Conduct and Ethics

The full text of our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, under “Governance Documents” in the “Corporate Governance” section of our website. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website and/or in public filings.

NOMINATION PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. The committee also may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The nominating and governance committee will consider candidates recommended by stockholders for nomination by us for election as directors. If a stockholder would like to nominate a director candidate for the next annual meeting, the stockholder, at the time of recommendation, must be a stockholder of record who has continuously beneficially owned, on a net basis, at least one percent (1%) of our outstanding common stock for the one-year period before giving such nomination and must deliver the notice of such nomination in writing to our Secretary at our principal executive offices, together with all of the information and certifications required by our bylaws. The notice of nomination and other required materials must be submitted not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders.

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NYSE rules. When considering candidates for nomination, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition.
Although we do not maintain a specific policy with respect to board diversity, we believe that our board of directors should be a diverse body, and we have directed our nominating and governance committee to consider the benefits of diverse backgrounds and viewpoints when making determinations regarding nominations of directors. Our nominating and governance committee considers these and other factors as it oversees board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and governance committee recommends nominees to our full board of directors for election.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS
(Item No. 1 on the Proxy Card)
Our certificate of incorporation and bylaws provide that the number of authorized directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors constituting the board of directors (irrespective of whether or not there exist any vacancies). As of the date of this proxy statement, our board of directors consists of eight directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. This year the terms of our Class I directors, Gary Hu, Kevin Klausmeyer, and Michael A. Stankey, will expire at the Annual Meeting. Three of the continuing directors are Class II directors, whose terms will expire at our 2022 annual meeting, and two of the continuing directors are Class III directors, whose terms will expire at our 2023 annual meeting.
At each annual meeting of stockholders, holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be asked to vote on the election of successors to the class of directors whose term expires at that annual meeting for a term to expire at the third succeeding annual meeting of stockholders after their election. The individuals so elected will serve until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. The board of directors has nominated each of Messrs. Hu, Klausmeyer and Stankey to serve as a Class I director for a three-year term that is expected to expire at our annual meeting in 2024 and until his successor is elected and qualified, or until his earlier death, resignation, disqualification or removal. Mr. Hu is standing for election for the first time. His initial selection to our board of directors was made in accordance with a voting and standstill agreement dated as of August 12, 2019 (the “Voting and Standstill Agreement”) with Carl C. Icahn, Icahn Enterprise L.P. and certain of their affiliated entities (the “Icahn Group”), pursuant to which we agreed that, for so long as the Icahn Group holds at least 15% of our outstanding common stock, two seats on our Board would be held by directors nominated by the Icahn Group. Our nominating and governance committee considered Mr. Hu's nomination pursuant to the process outlined above and recommended his appointment to the board of directors. You can find the principal occupation and other information about the board’s nominees, as well as continuing board members, below.
To be elected as a Class I director, a nominee must be one of the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board of directors’ nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the board of directors’ nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the affirmative vote of a majority of directors present at the Annual Meeting to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.
There are no family relationships between any of our directors, nominees or executive officers. As noted above, the Icahn Group currently has the right to select two members of our Board of Directors pursuant to the Voting and Standstill Agreement. If at any time the Icahn Group beneficially owns less than 15.0% of our then-outstanding common stock, one of the Icahn Directors must immediately resign from our board of directors (the “First Minimum Ownership Threshold”), and if the Icahn Group beneficially owns less than 5.0% of our then-outstanding common stock (the “Second Minimum Ownership Threshold”), any remaining Icahn Director(s) must immediately resign from our board of directors. Until the date 30 calendar days following the date that no Icahn Director is on our board of directors and the Icahn Group has no right to designate a replacement director (including if the Icahn Group has irrevocably waived such right in writing), and for so long as the Icahn Group satisfies the First Minimum Ownership Threshold or Second Minimum Ownership Threshold, as applicable, if any Icahn Director ceases to be a director for any reason, the Icahn Group may recommend a substitute director who must meet certain criteria specified in the Voting and Standstill Agreement. There are no other agreements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she will be selected as a director and/or executive officer.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE ELECTION OF GARY HU, KEVIN KLAUSMEYER, AND MICHAEL A. STANKEY
AS CLASS I DIRECTORS.

Information Regarding Our Nominees and Directors

The nominees and continuing members of the board of directors and their ages, occupations and length of service on our board of directors as of April 12, 2021, are provided in the table below and in the additional biographical descriptions set forth in the text below the tables.

Nominees

Name	Age	Class(1)	Position	Director Since
Gary Hu(4)(5)	33	I	Director	January 2021
Kevin Klausmeyer(2)(3)	62	I	Director	January 2019
Michael A. Stankey(2)(4)	62	I	Director	February 2017

Continuing Directors

Name	Age	Class(1)	Position	Director Since
Peter Fenton(2)(5)	46	II	Director	January 2019
Jesse Lynn(3)	50	II	Director	August 2019
Rosemary Schooler(3)	52	II	Director	December 2017
Robert Bearden	54	III	Director and Chief Executive Officer	January 2019
Paul Cormier(4)(5)	63	III	Director	January 2019
________________
(1)    The terms of Class I directors (if elected) will expire at the 2024 annual meeting. The terms of Class II directors will expire at the 2022 annual meeting. The terms of Class III directors will expire at the 2023 annual meeting.
(2)    Member of the audit committee.
(3)    Member of the nominating and governance committee.
(4)    Member of the compensation committee.
(5)    Member of the mergers and acquisitions committee.

Biographies

Nominees for Class I Directors

Gary Hu has served as a member of our board of directors since January 2021. Mr. Hu is a portfolio manager at Icahn Capital, L.P. and has previously served in investment capacities at Silverpoint Capital and Berkshire Partners. Mr. Hu has bachelor's degrees in finance and computer science from the University of Pennsylvania.
Mr. Hu was appointed to the Board pursuant to the Voting and Standstill Agreement. The board of directors believes that Mr. Hu possesses specific attributes that qualify him to serve as a director, including his financial expertise gained in his previous experience and current position with Icahn Capital, L.P.
Kevin Klausmeyer has served as a member of our board of directors since January 2019. Prior to this, Mr. Klausmeyer served on the Hortonworks, Inc. ("Hortonworks") board from August 2014 until it merged with us in January 2019. Mr. Klausmeyer also has served on the board of KnowBe4, Inc., a cybersecurity awareness and training solutions company, since August 2020, and on the board of Jamf Holding Corp, an Apple enterprise management company, since November 2019. Jamf completed its initial public offering in July 2020, and KnowBe4 in April 2021. Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest

Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc. (a company later acquired by IBM). Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas.
The board of directors believes that Mr. Klausmeyer possesses specific attributes that qualify him to serve as a director, including his financial, accounting, operational and industry expertise derived from his prior experience as an executive and director for public and private technology companies.
Michael A. Stankey has served as a member of our board of directors since February 2017. Mr. Stankey is currently a vice chairman at Workday, Inc., a cloud‑based enterprise software company, a position he has held since June 2015. He previously served as Workday’s President and Chief Operating Officer from September 2009 to June 2015. Prior to Workday, Mr. Stankey was a Partner at Greylock Partners, a venture capital firm, from October 2007 to September 2009. Mr. Stankey also served as the Chairman and Chief Executive Officer of PolyServe, Inc., a storage virtualization software company, from December 2001 until its acquisition by HP in April 2007. From April 1993 to December 2001, Mr. Stankey held a number of senior management positions, including Senior Vice President of North American Sales, at PeopleSoft, Inc., an enterprise software company. Mr. Stankey currently serves on the board of directors of Okta, Inc., a public company. Mr. Stankey holds a B.A. in business administration from the University of Wisconsin‑Eau Claire.
The board of directors believes that Mr. Stankey possesses specific attributes that qualify him to serve as a director, including his experience in the information technology industry and his experience serving on the board of directors of public companies.

Continuing Directors

Robert Bearden has served as a member of our board of directors since January 2019 and our Chief Executive Officer since January 2020. Mr. Bearden also served as our President from January 2020 to March 2021. Prior to joining Cloudera, Mr. Bearden co-founded Hortonworks, served as Hortonworks’ Chief Executive Officer from April 2011 to June 2011 and again from February 2012 until it merged with us in January 2019, and served as Hortonworks’ President from June 2018 to January 2019. Mr. Bearden also served as a member of the Hortonworks board from April 2011 to January 2019. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark Capital, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. From August 2004 until June 2006, Mr. Bearden served as Chief Operating Officer of JBoss, Inc., a leading open-source middleware company that was acquired by Red Hat. Mr. Bearden holds a B.S. in marketing from Jacksonville State University.
The board of directors believes that Mr. Bearden possesses specific attributes that qualify him to serve as a director, including his operational and historical expertise gained as President and Chief Executive Officer at Hortonworks, and as a senior executive at other technology companies as well as his deep knowledge of the technology industry, specifically the enterprise data industry.
Paul Cormier has served as a member of our board of directors since January 2019. Prior to this, Mr. Cormier served on the Hortonworks board from October 2011 until it merged with us in January 2019. Mr. Cormier has served as the Chief Executive Officer and President of Red Hat, Inc., a provider of open source software solutions, since April 2020, and served as President, Products and Technologies, from April 2008 to April 2020 and as Executive Vice President, Engineering from May 2001 to April 2008. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and internet services company. Mr. Cormier served on the board of directors of SolarWinds, Inc., an IT management software provider, from July 2014 until its acquisition by Silver Lake Partners and Thoma Bravo, LLC in February 2016. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology.

The board of directors believes that Mr. Cormier possesses specific attributes that qualify him to serve as a director, including his significant operational expertise gained as a senior executive at leading technology companies as well as his knowledge of the technology industry generally and of open source solutions specifically.
Peter Fenton has served as a member of our board of directors since January 2019. Prior to this, Mr. Fenton served on the Hortonworks board from July 2011 until it merged with us in January 2019. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Zuora, Inc., a provider of cloud subscription services, and Elastic N.V., a search company. From February 2009 to May 2017, Mr. Fenton served on the board of directors of Twitter, Inc., a social networking service. From July 2009 to October 2017, he served on the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform. From September 2006 through February 2019, he served on the board of directors of Yelp Inc., a local directory and user review service company. From February 2008 through August 2020, he served on the board of directors of New Relic, Inc., a software analytics company, where he also served as Chair of the board of directors. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.
The board of directors believes that Mr. Fenton possesses specific attributes that qualify him to serve as a director, including his extensive experience in the venture capital industry, his in-depth knowledge of the technology sector and his service on the boards of directors of a range of public and private companies.
Rosemary Schooler has served as a member of our board of directors since December 2017. Ms. Schooler is Corporate Vice President and General Manager, Global Data Center Sales for Intel. Ms. Schooler manages overall revenue across the various sales, technical support, and channels capabilities to deliver data centric solutions to Intel customers and partners. Previously, Ms. Schooler served as Intel’s Vice President of the IoT Global Sales, IoT Strategy and Integrated Products Division in the Internet of Things Group (IoTG). Prior to her role in IoTG, Ms. Schooler was Vice President of the Data Center Group and General Manager of Intel’s Communications and Storage Infrastructure Group. Mr. Schooler currently serves on the board of directors of Rexnord Corporation, a multi-platform industrial company. Ms. Schooler holds a B.S. in ceramics science and engineering from Pennsylvania State University.
The board of directors believes that Ms. Schooler possesses specific attributes that qualify her to serve as a director, including her experience in the information technology industry.
Jesse Lynn has served as a member of our board of directors since August 2019. Mr. Lynn has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and pharma) since January 2015. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, L.P., Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from February 2000 until September 2004. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn has been a director of Conduent Incorporated, a provider of business process outsourcing services, since April 2019, and FirstEnergy Corp., an electric utility, since March 2021. Mr. Lynn was previously a director of The Manitowoc Company, Inc., a capital goods manufacturer, from 2015 to 2018, and Herbalife Nutrition Ltd., a nutrition company, from 2014 to 2020. Carl C. Icahn has or previously had non-controlling interests in each of Conduent, FirstEnergy, Herbalife and Manitowoc through the ownership of securities. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.
Mr. Lynn is a director appointed pursuant to the Voting and Standstill Agreement. The board of directors believes that Mr. Lynn possesses specific attributes that qualify him to serve as a director, including his legal and financial expertise gained in his previous experience and current position with Icahn Enterprises L.P. as well as by serving on the board of directors of public companies.

Director Compensation

Our board of directors has adopted a compensation program with respect to the compensation of our non-employee directors who are not serving on our board due to an affiliation with our investors (the “Director Compensation Program”). Directors who are serving on our board due to an affiliation with our investors (“Investor Affiliated Directors”) are eligible to participate in the Director Program only if such participation is permitted by the applicable investor's policies and the compensation committee and the board of directors approve such participation for the Investor Affiliated Director. Mr. Lynn and Mr. Hu are affiliated with Icahn Enterprises, L.P. and are therefore Investor Affiliated Directors. In connection with the appointment of Mr. Lynn to the Board in August 2019, the compensation committee approved Mr. Lynn's participation in the Director Compensation Program. In connection with the appointment of Mr. Hu to the board in January 2021, the compensation committee and the board approved Mr. Hu's participation in the Director Compensation Program, except that on January 7, 2021 Mr. Hu received an award of 8,322 RSUs that will vest on June 15, 2021, and on April 22, 2021, Mr. Hu received an award of 36,555 RSUs, one third of which will vest on December 15, 2021 and one-twelfth of which will vest quarterly thereafter.
Pursuant to our Director Compensation Program, each board member receives annual cash compensation of $35,000, and the non-executive Chairman, if any, receives additional annual cash compensation of $40,000, in each case paid in quarterly installments.
Additionally, annual cash compensation for committee membership is as follows, in each case paid in quarterly installments:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Mergers and Acquisitions Committee
Chair	$25,000	$15,000	$15,000	$15,000
Member	$12,500	$10,000	$10,000	$10,000
Under the Director Compensation Program, each newly appointed non-employee director receives an initial grant of restricted stock units (“RSUs”) with an approximate value of $450,000 (the “Initial Award”). One-third of the Initial Award vests on the first annual anniversary of the vesting commencement date and the remaining portion of the Initial Award vests quarterly over the subsequent two years, in each case subject to the director’s continued service with us. The vesting commencement date for the Initial Award coincides with the quarter in which the director first joins our board.
In addition, each continuing director receives an annual grant of RSUs with an approximate value of $230,000 in conjunction with our annual meeting of stockholders (the “Annual Award”). The Annual Award vests in full on the first anniversary of the vesting commencement date, subject to the director’s continued service with us. The vesting commencement date for the Annual Award coincides with the quarter in which the grant is made. A newly appointed director is generally eligible to receive the Annual Award only if he or she has completed at least three full months of service prior to February 1 of the applicable grant year.
Under the Director Compensation Program, each Annual Award will vest in full on the date of our annual stockholder meeting if a director’s service as a director ends at the annual stockholder meeting due to the director’s failure to be re-elected, the director’s not standing for re-election or the director’s resignation effective on the date of the annual stockholder meeting (each a “Non-Election Event”). Each Initial Award will accelerate in part on the date of an annual stockholder meeting if a Non-Election Event occurs, in which case, the amount that will accelerate will be an amount such that the director will be credited with service for the applicable quarterly or yearly vesting period in which the Non-Election Event occurs. Upon a change in control of our company, all of the outstanding Initial Awards or Annual Awards will become vested immediately prior to the change in control.
Non-Employee Director Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during Fiscal Year 2021. Other than as set forth in the table and the narrative that follows it, in Fiscal Year 2021, we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Paul Cormier	55,000	234,590	—	289,590
Peter Fenton	62,500	234,590	—	297,090
Nicholas Graziano(2)	95,000	546,019	—	641,019
Gary Hu(3)	2,912	118,838	—	121,750
Kevin Klausmeyer	70,000	234,590	—	304,590
Jesse Lynn	50,000	234,590	—	284,590
Rosemary Schooler(4)	—	—	—	—
Michael A. Stankey	62,500	234,590	—	297,090
(1)The amounts reported in this column represents the aggregate grant date fair value and incremental fair value of equity awards granted or modified under our 2017 Equity Incentive Plan to our directors during Fiscal Year 2021, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“FASB ASC Topic 718”). Note that the amounts do not reflect the dollar amounts actually realized by each non-employee director. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. The amount reported for Mr. Graziano includes $311,429 of incremental fair value recognized by us in connection with the acceleration of vesting of his RSUs on January 7, 2021.

The following table provides information regarding (i) the number of shares subject to outstanding RSUs held by each person who served as a non-employee director during any portion of Fiscal Year 2021 and (ii) stock options held by Mr. Klausmeyer, in each case, as of January 31, 2021. The stock options were originally granted to Mr. Klausmeyer by Hortonworks and were converted into options to acquire shares of our common stock at the time of the merger. The stock options have an exercise price of $10.84 per share.

Name	Outstanding RSU Awards	Shares Subject to Outstanding Options
Paul Cormier	19,119	—
Peter Fenton	19,119	—
Nicholas Graziano	—	—
Gary Hu	8,322	—
Kevin Klausmeyer	19,119	125,574(1)
Jesse Lynn	56,619	—
Rosemary Schooler	—	—
Michael A. Stankey	19,119	—
(2) Mr. Graziano resigned from our board of directors effective January 7, 2021.
(3) Mr. Hu joined our board of directors on January 7, 2021 pursuant to the Voting and Standstill Agreement.
(4) During Fiscal Year 2021, Ms. Schooler did not receive any compensation from us due to her employment with Intel, one of our investors. Intel sold its shares during our Fiscal Year 2021 and did not hold any shares in our company as of January 31, 2021. Accordingly, our board of directors determined that Ms. Schooler is eligible to participate in our Director Compensation Program effective as of February 1, 2021. Pursuant to that determination, Ms. Schooler was granted an Initial Award of 34,483 RSUs on March 16, 2021.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR THE FISCAL YEAR ENDING JANUARY 31, 2022
(Item No. 2 on the Proxy Card)
Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP (“EY”), to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2022 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of the Company and our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.
Representatives of EY are expected to be present at the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during the fiscal years ended January 31, 2021 and 2020. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Years Ended January 31,
	2021	2020
Audit fees	$3,289,705	$3,262,556
Audit-related fees	—	—
Tax fees	3,361	—
All other fees	30,000	—
Total	$3,323,066	$3,262,556
Audit Fees: Fees for EY audit services include fees associated with the audit of our financial statements and internal control over financial reporting, quarterly reviews of financial statements, review of our reports and other documents we file with the SEC, consents issued in connection with certain SEC filings and accounting consultations.
Tax Fees: Tax fees include fees associated with tax compliance and tax advice services.
All Other Fees: “All other fees” encompasses fees that are not considered Audit, Audited-related or Tax fees and are primarily comprised of advisory service fees.

Pre-Approval Policies and Procedures

The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform audit and permitted non-audit services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations, and all of the professional services listed in the table above were approved in accordance with these policies.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR THE YEAR ENDING JANUARY 31, 2022

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item No. 3 on the Proxy Card)
In accordance with Section 14A of the Exchange Act and related rules of the SEC, we are providing stockholders with an opportunity to cast a non-binding, advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion, and the other related disclosure.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

EXECUTIVE OFFICERS

Our executive officers are:

Name	Age(1)	Position
Robert Bearden	54	Chief Executive Officer
Jim Frankola	56	Chief Financial Officer
Mick Hollison	52	President
Arun Murthy	39	Chief Product Officer
(1) Ages are given as of April 12, 2021.
Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation—Employment, Severance and Change in Control Arrangements” for additional detail. There is no family relationship between any of our directors or executive officers and any of our other directors or executive officers.
Biographical information for Mr. Bearden is provided above. See “Proposal No.1: Election of Class I Directors —Biographies — Continuing Directors.”
Jim Frankola has served as our Chief Financial Officer since October 2012. From June 2010 to September 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc. a data aggregation and data analytics platform company. Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba, Inc., a software and information technology services company. Mr. Frankola has also held various other senior level financial and business management positions at several companies, including IBM and Avery Dennison Corporation. Mr. Frankola holds a B.S. in accounting from Penn State University and an M.B.A. from New York University Stern School of Business.
Mick Hollison was appointed President of the Company on March 16, 2021. Mr. Hollison had served as the Company’s Chief Marketing and Digital Transformation Officer since September of 2016. From June 2013 until September 2016, he served as CMO of sales acceleration and machine learning company InsideSales.com. Prior to InsideSales, Mr. Hollison served as global vice president of marketing and strategy at Citrix, where he led the company’s push into the high-growth desktop virtualization market. Mr. Hollison graduated from the Georgia Institute of Technology, with a bachelor's of science degree in management.
Arun Murthy has served as our Chief Product Officer since January 3, 2019. Prior to this, Mr. Murthy served as Chief Product Officer of Hortonworks from July 2011 until it merged with us in January 2019. At Hortonworks, Mr. Murthy led engineering and research and development efforts. Mr. Murthy has worked on Apache Hadoop since its inception in 2006 and remains an Apache Hadoop Project Management Committee member. Prior to co-founding Hortonworks, Mr. Murthy was one of the original members of the Hadoop team at Yahoo Inc. (now Altaba Inc.). Mr. Murthy holds a bachelor of engineering in computer science and engineering from Visvesvaraya Technological University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding our compensation program during our fiscal year ended January 31, 2021 (“Fiscal Year 2021”) for our principal executive officer, our principal financial officer and the executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “named executive officers”). We had only three executive officers during Fiscal Year 2021, and therefore have only three named executive officers. They are:
▪Robert Bearden, our President and Chief Executive Officer;
▪Jim Frankola, our Chief Financial Officer; and
▪Arun Murthy, our Chief Product Officer.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during our Fiscal Year 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, in Fiscal Year 2021, and discusses the key factors that our compensation committee considered in determining their compensation.

Executive Summary

    Who We Are
At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Powered by the relentless innovation of the open source community, we advance digital transformation for the world's largest enterprises. We deliver an enterprise data cloud for any data, anywhere, from the Edge to AI. We are an enterprise data cloud company. We pioneered the creation of the enterprise data cloud category. An enterprise data cloud is multi-function, hybrid and multi-cloud, secure and governed, and open and extensible. An enterprise data cloud offers cloud-native agility, elasticity and ease-of-use. Since our founding in 2009, we have been a leader in multi-function data management and analytics software, including flow management, streams management, data engineering, data warehousing, streaming analytics, operational databases and machine learning. These solutions function together on the same, or diverse, data sets. In addition, we provide support, professional services and training relating to our offerings. Fundamental to our offerings is shared data experience (SDX) technologies, providing consistent security, governance, lineage and metadata management across the data lifecycle for public cloud, private cloud, or on-premises deployments. Customers implement our software primarily on-premises in data centers, or operate it on public cloud infrastructure. Our products integrate the latest innovations in open source data management technology for enterprise-grade performance, scalability and security. In 2019, we introduced Cloudera Data Platform (CDP), our cloud-native data platform for the enterprise data cloud built on open source software. We believe that our CDP offerings and our CDP roadmap position us as a leader in the emerging enterprise data cloud category.

Fiscal Year 2021 Business Highlights

The Company continued to grow during Fiscal Year 2021.
▪For Fiscal Year 2021, total revenue was $869.3 million and subscription revenue was $782.8 million.
▪GAAP loss from operations for Fiscal Year 2021 was $156.3 million, including an impairment charge of $35.8 million for right-of-use and other lease related assets. For reference, GAAP loss from operations for the fiscal year ended January 31, 2020 (“Fiscal Year 2020”) was $339.8 million.
▪Non-GAAP income from operations for Fiscal Year 2021 was $146.8 million. For reference, non-GAAP loss from operations for Fiscal Year 2020 was $39.4 million.

▪Operating cash flow for Fiscal Year 2021 was $155.8 million, compared to negative $36.8 million for Fiscal Year 2020.
▪GAAP net loss per share for Fiscal Year 2021 was $0.54. For reference, GAAP net loss per share for Fiscal Year 2020 was $1.20.
▪Non-GAAP diluted income per share for Fiscal Year 2021 was $0.45, compared to a non-GAAP net loss per share of $0.13 for Fiscal Year 2020.
Our success was reflected in our stock price, which increased from a closing price of $10.29 on the last business day of our 2020 fiscal year to $15.27 on January 29, 2021, the last business day of our 2021 fiscal year.

Fiscal Year 2021 Executive Compensation Highlights:

    Consistent with prior years, our compensation committee reviewed the compensation of our named executive officers during the first quarter of Fiscal Year 2021. The committee took the following key actions with respect to the compensation of our named executive officers for and during Fiscal Year 2021:
▪Base Salary — None of our named executive officers received an increase in base salary for Fiscal Year 2021. For further information see “—Fiscal Year 2021 Compensation Decisions – Base Salary” below.
▪Fiscal Year 2021 Annual Bonus Opportunity — Each of our named executive officers and certain other employees are eligible for cash bonuses based on the achievement of pre-established performance metrics. The bonus opportunity and metrics are set in the first fiscal quarter of each year and payouts are made quarterly based on achievement of quarterly targets. In response to the uncertainties created by the COVID-19 pandemic, in May 2020, the quarterly payouts for our employees other than our executive officers were changed from all-cash payouts to 90% cash and 10% RSUs having a grant date fair value equal to 10% of the total payout. At the same time, the quarterly bonus advance for Messrs. Frankola and Murthy was capped at 75% of the original target for the second and third quarters, while Mr. Bearden agreed to forego any advance for those quarters. Following completion of the fiscal year, the compensation committee reviewed the Company's performance and the impacts of the COVID-19 pandemic and approved final payouts such that all employees received their full incentive awards for the 2021 fiscal year based on the Company's performance For further information see “—Fiscal Year 2021 Compensation Decisions — Annual Cash Bonuses” below.
▪Fiscal Year 2021 Annual Bonus Payout — Annual bonus payments to Messrs. Bearden and Murthy were made at 117% and payment to Mr. Frankola was at 121% of their respective target annual cash bonus opportunities based on achievement of our pre-established corporate performance metrics related to revenue, annualized recurring revenue and operating margin under our Fiscal Year 2021 Bonus Plan, as described in more detail below. For further information see “—Fiscal Year 2021 Compensation Decisions — Annual Cash Bonuses” below.
▪Long-Term Incentive Program — RSU awards comprised a significant portion of our named executive officers’ target total direct compensation for Fiscal Year 2021 and were intended to further strengthen alignment between the interests of our named executive officers and our stockholders. For information regarding awards granted in Fiscal Year 2021, see “—Fiscal Year 2021 Compensation Decisions - Long-Term Incentive Compensation” below.
In addition to the reduction in the annual target bonus opportunity described above, in May 2020, in order to facilitate making equity grants of approximately the same number of restricted stock units to the Company’s non-executive employees in recognition of a reduction to their cash bonuses for the remainder of fiscal year 2021 as a result of COVID-19 and other business factors without resulting in additional dilution to the Company’s stockholders, Mr. Bearden voluntarily forfeited 275,000 RSUs he had been granted when he became our Chief Executive Officer in January 2020. For further information, see "Employment Arrangements — Agreements with Named Executive Officers" below.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, including our named executive officers, with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ annual target total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers through two separate compensation elements:
▪First, we provide the opportunity to participate in our annual cash bonus plan which provides payment if our executive officers produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.
▪In addition, we grant RSU awards, which comprise a significant portion of the target total direct compensation opportunities for our executive officers, the value of which depends entirely on the value of our common stock, thereby incentivizing our executive officers to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, our compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and ultimately realized) from such awards in subsequent years, and our total stockholder return over this period.

Introduction of Long-Term Performance Awards

In furtherance of our Pay for Performance philosophy, for the fiscal year ending January 31, 2022 ("Fiscal Year 2022") we have modified our executive compensation program to introduce long-term performance awards in the form of performance stock units (the "PSUs") as a component of our executives' compensation. The PSUs have a performance period beginning on February 1, 2021, and ending on January 31, 2024. Half of the PSUs awarded to each executive are eligible to vest based on our achievement of our EBITDA goals (the "EBITDA PSUs"), and half of the PSUs are eligible to vest based on our achievement of our revenue goals (the "Revenue PSUs"). The Company's achievement of these goals against the metrics will be measured after each fiscal half year, and up to 1/6th of the total number of EBITDA PSUs and/or Revenue PSUs will vest if the respective EBITDA goals or revenue goals are achieved for the corresponding fiscal half-year. In the event a performance goal has not been met for the applicable period, the corresponding PSUs will be forfeited.

The PSUs constitute a component of our executives' total equity compensation, in combination with the RSUs described above.

Compensation Governance

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors who establish our compensation practices.
•Retain an Independent Compensation Advisor. Our compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive and director compensation matters independent of management. This consultant performed no other consulting or other services for us in Fiscal Year 2021.
•Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.
•Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.
•Stock Ownership Policy. We maintain a stock ownership policy that requires our executive officers and our non-employee directors to maintain a minimum ownership level of our common stock.
•Compensation Recoupment Policy. We maintain a compensation recoupment ("clawback") policy applicable to all incentive-based compensation paid to our executive officers.
What We Do Not Do
•No Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our 401(k) retirement savings plan on the same basis as our other employees.
•No Hedging or Pledging. We prohibit our employees (including our executive officers) and the non-employee members of our board of directors from hedging or pledging our securities.
•No Gross-Ups on Excise Taxes. We do not provide any reimbursement (including “gross-ups”) on excise taxes imposed on payments or benefits paid contingent upon a change in control of the Company.

Stockholder Advisory Vote on Named Executive Officer Compensation

    At our 2020 annual meeting of stockholders, over 90% of the votes cast on the proposal approved, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement (the “Say on Pay” vote). When designing our Fiscal Year 2021 executive compensation program, including the form and amount of compensation for our named executive officers, the compensation committee considered these vote results. The compensation committee will continue to consider stockholder feedback, including the results of our Say-on-Pay votes, when making future compensation decisions for our named executive officers. In accordance with the preference of our stockholders, as expressed in an advisory vote on the frequency of the Say-on-Pay vote in 2019, we intend to hold an annual Say-on-Pay vote.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
▪Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;
▪Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;
▪Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
▪Offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our executive officers, including our named executive officers, using three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix and composition may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards for shares of our common stock. We believe that these awards offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders.
We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual cash bonus opportunities, our compensation committee focuses on the achievement of the financial and strategic objectives that will further our longer-term growth goals in making its determinations.
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term and multi-year periods based on our financial and operational performance, including results for certain key performance measures and our total return to stockholders over time, both on an absolute basis and a relative basis.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

Our compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Chief Executive Officer and other executive officers. In addition, the compensation committee makes all final decisions regarding the compensation of our Chief Executive Officer and the other executive officers.
In carrying out its responsibilities, our compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.
Our compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, by clicking on “Governance Documents” in the “Corporate Governance” section.
Our compensation committee also retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

Our compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers and all related performance criteria at the beginning of each fiscal year, or more frequently as warranted. Adjustments are typically effective at the beginning of the fiscal year.
Our compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, the compensation committee takes a holistic view that considers various factors, including the following:
▪our executive compensation program objectives;
▪our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
▪each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
▪the scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
▪the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
▪the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;

▪our Chief Executive Officer’s compensation relative to that of our executive officers, and compensation parity among our executive officers;
▪our financial performance relative to our compensation and performance peers;
▪the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
▪the recommendations of our Chief Executive Officer with respect to the compensation of our executive officers (excluding himself).
    These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer.     Our compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.
    Our compensation committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to mitigate exposure to excessive or inappropriate risk-taking. Please see discussion above under “—Board of Directors and Committees of the Board of Directors; Corporate Governance Standards and Director Independence.”
    Our compensation committee, in making its determinations, reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.
Typically, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each fiscal year, our Chief Executive Officer reviews the performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior fiscal year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our Chief Executive Officer and the executive officers and are reviewed with the compensation committee. The compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers.
Our Chief Executive Officer also attends meetings of our compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

Our compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.
For Fiscal Year 2021, our compensation committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, the selection of the compensation peer group, and with data analysis.
During Fiscal Year 2021, Compensia attended the meetings of our compensation committee (both with and without management present) as requested and provided various services including the following:
▪assisting in the review and updating of the compensation peer group;
▪providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
▪review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
▪providing competitive market data based on the compensation peer group for the non-employee members of our board of directors and evaluating how the compensation we pay our non-employee directors compares both to our performance and to how the companies in our compensation peer group compensate their non-employee directors;
▪conducting a review of aggregate equity usage practices in the broader market based on compensation peer group data;
▪assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
▪consulting with our compensation committee chair and other members between compensation committee meetings; and
▪support on other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to our compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the factors set forth in Exchange Act Rule 10C-1(b)(4), as well as the applicable listing standards of The New York Stock Exchange, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a select group of peer companies identified as described below. The compensation committee reviewed the selection criteria for and composition of our compensation peer group with Compensia in September 2019 and updated the peer group at that time. The committee did not make any changes to the peer group for Fiscal 2021 compensation decisions.

In establishing our compensation peer group, we look at companies that meet the following criteria:
•Industry Sector – broad software/SaaS-related companies but with a focus on B2B system software companies;

•Revenue – companies with revenues of approximately $500 million to approximately $1.5 billion;
•Market Capitalization – approximately 0.25x to approximately 5.0x our market capitalization; and
•Financial Characteristics – strong annual revenue growth of approximately 20%+.
The compensation peer group approved by our compensation committee in September 2019 consists of the following companies:

Box	Guidewire Software	Paycom Software
Cornerstone OnDemand	HubSpot	Pivotal Software
DocuSign	LogMeIn	Proofpoint
Dropbox	MongoDB	RingCentral
Fair Isaac	New Relic	Splunk
FireEye	Nutanix	Zendesk
Our compensation committee used this compensation peer group as a reference for its compensation decisions for Fiscal Year 2021.
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from relevant Radford High-Technology Surveys. This market data was then used as a reference point for our compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
    Our compensation committee reviews our compensation peer group each year (or, more frequently if there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In Fiscal Year 2021, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Annual Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual business objectives, as contained in our annual operating plan, and provide financial incentives to achieve these annual objectives.
Long Term Incentive Compensation	Variable	Equity awards in the form of restricted stock unit awards that will be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.

Fiscal Year 2021 Compensation Decisions

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Generally, we establish the initial base salaries of our executive officers through negotiations at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, the base salaries of our other executive officers, and the base salaries being paid for comparable positions at the companies in the compensation peer group. Thereafter, our compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
The base salaries for our named executive officers were maintained at their Fiscal Year 2020 levels for Fiscal Year 2021.

Named Executive Officer	Fiscal 2021 Base Salary
Robert Bearden	$600,000 (1)
Jim Frankola	$400,000
Arun Murthy	$380,000
(1) Mr. Bearden’s base salary was established in connection with his appointment as our President and Chief Executive Officer, effective January 13, 2020.

Annual Cash Bonuses

In Fiscal Year 2021, we used an annual cash bonus plan to motivate our executive officers, including certain of our named executive officers, and other employees who are members of our leadership team, to achieve our key annual business objectives. In March 2020, our compensation committee approved and adopted the terms of the Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Fiscal 2021 Bonus Plan”) to provide an annual incentive compensation opportunity for our executive officers based on the achievement of corporate performance metrics, as reflected in our Fiscal Year 2021 annual operating plan.
The Fiscal 2021 Bonus Plan provided each participant with the opportunity to earn an annual cash bonus based on our actual achievement of the pre-established performance level for each of three financial performance measures - revenue, annualized recurring revenue and non-GAAP operating margin - for Fiscal Year 2021 (the “Fiscal 2021 Performance Metrics”). Each of these corporate performance metrics was weighted separately and differently. All annual cash bonuses were subject to threshold performance for each performance metric, and each of the metrics was measured independently of the others. Our compensation committee reserved the discretion to modify actual bonus payments based on a number of factors.
Payouts under the annual cash bonus plan are advanced quarterly, based on performance against quarterly targets through the end of the previous quarter. A true up is then completed at the end of the year, and final payment is made based on full year performance. For Fiscal Year 2021, advances to Messrs. Frankola and Murthy for the second and third quarters were capped at 75% of target amounts, while Mr. Bearden did not receive any advance for these quarters due to concerns regarding the impact of COVID-19 on our business.

Target Annual Cash Bonus Opportunities
For purposes of the Fiscal 2021 Bonus Plan, cash bonus payments were based upon an eligible percentage of each participant’s base salary. In March 2020, our compensation committee reviewed the target annual cash bonus opportunities of our named executive officers, taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, our compensation committee approved the target annual cash bonus opportunities for our named executive officers as set forth below, which were unchanged from the prior year.

Named Executive Officer	FY21 Target Bonus (% of salary)	FY21 Target Bonus
Robert Bearden	83%	$500,000
Jim Frankola	70%	$280,000
Arun Murthy	60%	$228,000
Corporate Performance Metrics
For purposes of the Fiscal 2021 Bonus Plan, in the first quarter of Fiscal Year 2021, our compensation committee selected revenue (weighted 33.3% for Messrs. Bearden and Murthy and 25% for Mr. Frankola), annual recurring revenue (weighted 33.3% for Messrs Bearden and Murthy and 25% for Mr. Frankola) and non-GAAP operating margin (weighted 33.3% for Messrs Bearden and Murthy and 50% for Mr. Frankola) as the Fiscal 2021 Performance Metrics. Revenue and annual recurring revenue are determined as set forth in our audited financial statements. Non-GAAP operating margin is determined by dividing non-GAAP operating profit, as reported in our audited financial statements, by our total reported revenue. The compensation committee selected these performance metrics based on its belief that they were the best indicators of our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability.
In March 2020, our compensation committee set the target performance levels and related performance achievement payment levels for each of the Fiscal 2021 Performance Metrics for purposes of funding the bonus pool under the Fiscal 2021 Bonus Plan.
The threshold, target, and maximum (“excellence”) performance and the related funding levels for each of the Fiscal 2021 Performance Metrics were as follows:

	ACHIEVEMENT	PAYMENT % (1)

Revenue (Weighted 33% for Messrs. Bearden and Murthy and 25% for Mr. Frankola)
Threshold	85%	50%
Target	100%	100%
Excellence	115%	150% (maximum)
Annual Recurring Revenue (Weighted 33% for Messrs. Bearden and Murthy and 25% for Mr. Frankola)
Threshold	75%	50%
Target	100%	100%
Excellence	125%	150% (maximum)
non-GAAP Operating Margin (Weighted 33% for Messrs Bearden and Murthy and 50% for Mr. Frankola) (2)
Threshold	75%	75%
Target	100%	100%
Excellence	150%	150% (maximum)
(1) In the event of actual performance between the threshold and target, and target and excellence performance levels, the payout percentage is calculated between each designated segment on a linear basis.

    If performance for a specific Fiscal 2021 Performance Metric was achieved at target, the bonus payment attributable to that metric would be paid out at target based on its percentage weighting. Exceeding the target performance level would result in an increased bonus payment of up to 150% of the target annual cash bonus opportunity for that specific weighted metric. Further, the threshold performance level for each Fiscal 2021 Performance Metric was the minimum performance level that had to be achieved before our named executive officers could earn any annual bonus payment with respect to that metric. If the threshold performance level was not achieved, then no bonus payment would be made under the Fiscal 2021 Bonus Plan with respect to that metric. The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2021 Bonus Plan:
Achievement of Corporate Performance Metrics
    In March 2021, our compensation committee reviewed our performance with respect to each of the Fiscal 2021 Performance Metrics and determined the extent to which each metric had been achieved during the year. The compensation committee determined that we had achieved the performance results set forth in the table below for each metric, resulting in the payment percentage corresponding to that performance level as set forth below. Based on these results, our compensation committee determined achievement under the Fiscal 2021 Bonus Plan at 117% of target level for Messrs Bearden and Murthy, and 121% of target for Mr. Frankola.

Performance Metric	Actual Performance	Percentage Attainment	Percentage Funding	Percentage Weighting		Weighted Payment Percentage
				(Messrs. Bearden and Murthy)	(Mr. Frankola)	(Messrs Bearden and Murthy)	(Mr. Frankola)
Revenue	$868 million	103%	109%	33%	25%	36%	27%
Annual Recurring Revenue	$780 million	104%	109%	33%	25%	36%	27%
Non-GAAP Operating Margin	17%	133%	133%	33%	50%	44%	67%
Total Funding						117%	121%

Annual Cash Bonus Payments
Based on the foregoing, our compensation committee approved the annual cash bonus payments for our named executive officers for Fiscal Year 2021 as set forth below. Other than the amounts described above, we did not pay our executive officers, including our named executive officers, any other cash bonuses in Fiscal Year 2021. The actual annual cash bonus payments made to our named executive officers for Fiscal Year 2021 are set forth in the “—Summary Compensation Table” below.

Named Executive Officer	Target Bonus Payment	Actual Bonus Payment	Percentage of Target
Robert Bearden	$500,000	$585,000	117%
Jim Frankola	$280,000	$338,800	121%
Arun Murthy	$228,000	$266,760	117%

Long-Term Incentive Compensation

    We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other executive officers by our compensation committee. As it does with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the outstanding equity holdings of each executive officer, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, and the factors described in “—Compensation-Setting Process — Setting Target Total Direct Compensation” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.
For Fiscal Year 2021, as in prior years, our compensation committee elected to grant our executive officers, including our named executive officers, long-term incentive compensation opportunities in the form of RSU awards which may vest and be settled for shares of our common stock. The compensation committee believes that because RSU awards representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. Because their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive that aligns the long-term interests of our executive officers and stockholders. Unlike stock options, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable value to our executive officers. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives as our executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Finally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently and better manage the overall number of shares of our common stock granted to our executive officers.
    Restricted Stock Unit Awards
    On April 9, 2020, our compensation committee approved grants of 558,659 RSUs to Mr. Frankola and 390,988 RSUs to Mr. Murthy. One sixth of Mr. Frankola's award vested on June 15, 2020; the remainder vest in 10 equal quarterly installments thereafter, subject to Mr. Frankola's continuing service to us through the vesting dates. Mr. Murthy's award vests in 12 equal quarterly installments commencing on June 15, 2020, subject to Mr. Murthy's continuing service to us through the vesting dates. The size of these awards was determined based on our Chief Executive Officer's recommendations and our compensation committee's review of competitive market data.
As noted above, Mr. Frankola and Mr. Murthy did not receive increases in base pay or in their annual bonus opportunity for Fiscal Year 2021. Instead, based on our Chief Executive Officer's recommendations and our compensation committee's review of competitive market data, on April 9, 2020, the compensation committee approved a grant of 10,411 RSUs to Mr. Frankola and 11,825 RSUs to Mr. Murthy. These awards vested in full on June 15, 2020.
Mr. Bearden had received RSU awards in connection with his appointment as our President and Chief Executive Office, effective January 13, 2020 (in our 2020 fiscal year), and did not receive any additional awards in Fiscal Year 2021. For more information regarding Mr. Bearden's RSU awards, see "— Employment Arrangements — Agreements with Named Executive Officers."

Health and Welfare Benefits

Our executive officers, including our named executive officers, may from time to time participate in our company-sponsored benefit programs on generally the same basis as our other salaried employees, including with respect to our 401(k) plan and health and welfare benefits such as flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance, basic life insurance, commuter benefits, and reimbursement for mobile phone coverage. We endeavor to design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

        Perquisites and Other Personal Benefits

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During Fiscal Year 2021, none of our named executive officers received perquisites or other personal benefits having a total value, individually or in the aggregate, of $10,000 or more. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in this paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Arrangements

We have entered into written employment offer letters with each of our executive officers. Each of these arrangements was approved on our behalf by our compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling each of our executive positions, our board of directors or our compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at-will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and generally sets forth the initial compensation arrangements for the named executive officer, including an initial base salary, participation in our employee benefit programs, an indication of eligibility for an annual cash incentive award opportunity and an equity award. We have also required each named executive officer to execute a form of our standard confidential information and invention assignment agreement.

Agreements with Named Executive Officers

We have entered into employment agreements or offer letters with each of Messrs. Bearden, Frankola and Murthy, which are summarized below. We also have entered into Severance and Change in Control Agreements with each of Mr. Murthy and Mr. Frankola. Severance arrangements are generally described in the sections titled "Severance and Change in Control Agreements" below, and additional detail including any potential payments and benefits due upon a termination of employment or a change in control are further described in “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.
Robert Bearden
    We entered into an employment offer letter with Mr. Bearden, our Chief Executive Officer, dated January 13, 2020. This offer letter agreement has no specific term and constitutes at-will employment arrangement. Pursuant to the offer letter, (i) Mr. Bearden’s annual base salary as of January 31, 2020 was $600,000, (ii) he is eligible to receive an annual target bonus of $500,000 based on performance objectives as agreed between Mr. Bearden and the compensation committee of our board of directors (which was paid on a pro-rated basis subject to Mr. Bearden’s continued service through the end of Fiscal Year 2020 and which was guaranteed at target for the first two quarters of Fiscal Year 2021); (iii) he was granted 538,809 RSUs that vested quarterly over one year following December 15, 2019; (iv) he would be eligible to vest in 1,077,619 RSUs quarterly over two years commencing March 15, 2021 if our board of directors (with less than two dissenters) determined its satisfaction with Mr. Bearden’s performance as our Chief Executive Officer (collectively with the 538,809 grant the "New Hire RSUs") and (iv) he will be entitled to certain severance and acceleration benefits as discussed below under the section entitled “Potential Payments upon Termination or Change in Control—Severance Agreements for Current Named Executive Officers—Robert Bearden.”
On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSUs, representing approximately 17% of the total New Hire RSUs. Mr. Bearden informed the Company that he cancelled this portion of his New Hire RSUs to facilitate making equity grants of approximately the same number of restricted stock units to the Company’s non-executive employees in recognition of a reduction to their cash bonuses for the remainder of Fiscal Year 2021 as a result of COVID-19 and other business factors without resulting in additional dilution to our stockholders.
As a result, the number of shares subject to the New Hire RSUs that are eligible to vest during the third year of the New Hire RSUs overall vesting schedule was reduced by 275,000 and the remaining 263,810 RSUs eligible to vest during the third year will vest pro-rata over four quarters during the third year subject to Mr. Bearden’s continued employment on each vesting date. Our compensation committee accepted and approved this reduction to Mr. Bearden’s New Hire RSUs. No other changes were made to Mr. Bearden’s New Hire RSUs and on February 22, 2021, our board confirmed its satisfaction with Mr. Bearden's performance as our Chief Executive Officer.
Jim Frankola
    We entered into an employment agreement with Mr. Frankola, our Chief Financial Officer, dated September 10, 2012. This employment agreement has no specific term and constitutes at-will employment. Mr. Frankola’s annual base salary as of January 31, 2021 was $400,000, and he is eligible to receive an annual cash bonus pursuant to the Fiscal 2021 Bonus Plan.
Arun Murthy
    We entered into an employment offer letter with Mr. Murthy, our Chief Product Officer, dated December 31, 2018, in connection with our merger with Hortonworks. The offer letter was amended on July 31, 2019. This offer letter agreement has no specific term and constitutes at-will employment. Pursuant to the terms of the offer letter, Mr. Murthy is eligible to receive an annual target cash bonus equal to 60% of his annual base salary based on the achievement of applicable performance objectives and/or conditions established by us in our sole discretion. Mr. Murthy’s annual base salary as of January 31, 2021 was $380,000.

Severance and Change in Control Arrangements

Mr. Bearden is eligible for certain payments and benefits upon the termination of his employment under specified circumstances pursuant to his employment offer letter with us, which terms were negotiated to induce him to join the company. We have also entered into Severance and Change in Control Agreements (the “Severance Agreements”) with each of our named executive officers other than Mr. Bearden.
Mr. Bearden's offer letter and the Severance Agreements provide our named executive officers with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company. Mr. Bearden's offer letter and the Severance Agreements also require a departing executive officer to sign a general release of claims in a form prescribed by us as a condition to receiving post-employment compensation payments or benefits.
We believe that these arrangements help our executives maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. Our compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.
For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with each of our named executive officers during Fiscal Year 2021, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on January 31, 2021, see "Executive Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Equity Award Grant Policy
Our general policy is to grant equity awards on regular, fixed dates determined in advance. Grants of equity awards in connection with the hiring of new employees or grants to existing employees may be made by our equity incentive committee, consisting of our Chief Executive Officer. However, all equity grants to executive officers must be made by our compensation committee and grants to non-employee members of our board of directors may only be made by the full board of directors. The exercise price of all stock options rights must be equal to or greater than the closing price of our common stock as reported on the NYSE on the date of grant.
    Stock Ownership Policy
    In March 2019, our board of directors adopted a stock ownership policy for our executive officers and the non-employee members of our board of directors to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy was amended in December 2019 to increase the share ownership thresholds for our non-employee directors to the levels set forth below.

Position	Individual Ownership Level
Chief Executive Officer	Lesser of five times base salary or 180,000 shares
All Other Executive Officers	Lesser of two times base salary or 58,000 shares
Non-Employee Directors	Lesser of five times annual cash retainer(1) for service as board member or 7,500 shares
(1) Excludes any additional cash retainer paid as a result of service as a board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).

    Each executive officer and non-employee director is expected to meet his or her applicable ownership level within five years of becoming subject to the stock ownership policy (which will be no earlier than the fifth anniversary of the date the stock ownership policy was adopted). Unless and until an executive officer or non-employee director has met his or her applicable ownership level, such person is required to retain an amount equal to 50% of the net shares received as the result of the exercise, settlement, vesting, or payment of any equity awards granted to such person by the Company.
    Hedging and Pledging Prohibitions
    As part of our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from: (i) engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market; (ii) engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts; (iii) engaging in short sales of our securities, including short sales “against the box”; and (iv) using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer.
Compensation Recoupment Policy

    In December 2019, our board of directors adopted a compensation recoupment and forfeiture policy pursuant to which the board may recoup or require the forfeiture of certain incentive-based compensation paid to executive officers in the event that: (i) the Company’s financial statements are adjusted to correct one or more errors that have a material impact on the Company’s financial statements and (ii) the board or compensation committee determines that the executive officer engaged in fraud or intentional misconduct that materially contributed to the need for such adjustments. In the event of the foregoing, our board of directors may recoup or require forfeiture of any portion of the cash or equity-based incentive compensation that is in excess of what would have been earned by the executive officer considering the restated financial results. Our board of directors will disclose any recoupment or forfeiture of incentive compensation pursuant to this policy to the extent it determines that such disclosure would be appropriate and otherwise as required by applicable law.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and implementing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows the deductibility by any publicly held corporation of any remuneration in excess of $1 million paid to certain executive officers within a taxable year. Our compensation committee seeks to balance the cost and benefit of tax deductibility with our executive compensation goals designed to promote long-term stockholder interests, and reserves the discretion to approve new compensation that will not be deductible by reason of Section 162(m) or modify existing compensation arrangements that result in a loss of deductibility when it believes that such payments are appropriate to attract and retain executive talent.
    Accounting for Stock-Based Compensation
Our compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our statement of operations for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the last three or fewer fiscal years during which such individuals where named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert Bearden(2)	2021	600,000	250,000(2)	0(3)	335,000(2)	0	1,185,000
Chief Executive Officer	2020	31,923	24,725	6,325,618(3)	0	35,000	6,417,266
Jim Frankola	2021	400,000		4,746,044	338,800(4)	3,303(5)	5,488,147
Chief Financial Officer	2020	400,000		7,703,838	260,400	864	8,365,102
	2019	363,051		3,449,300	293,884	—	4,106,235
Arun Murthy	2021	380,000		3,359,460	266,760(4)	5,000(5)	4,011,220
Chief Product Officer	2020	380,000		5,380,283	212,000	633	5,972,916
	2019	44,612		7,192,715	—	—	7,237,327
(1) The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to our named executive officers under our 2017 Equity Incentive Plan in the years ended January 31, 2019, 2020 and 2021 as computed in accordance with ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be realized by our named executive officers from the equity awards.
(2) Mr. Bearden's Offer Letter provided that his bonus target for Fiscal Year 2021 would be $500,000 and that he would be guaranteed payout at target for the first two quarters of fiscal 2021. The guaranteed payout is included in the bonus column, while the balance of Mr. Bearden's annual bonus payout is included in the Non-Equity Incentive Plan Compensation column.
(3) As discussed under the section entitled "— Employment Arrangements — Agreements with Executive Officers" pursuant to Mr. Bearden’s employment offer letter, Mr. Bearden was granted (i) an RSU award to acquire 538,809 shares of our common stock that vested quarterly over one year following December 15, 2019 and (ii) an RSU award to acquire 1,077,619 shares of our common stock (collectively the "New Hire RSUs") that would vest quarterly over two years commencing March 15, 2021 if our board of directors (with less than two dissenters from such approval) determined its satisfaction with Mr. Bearden’s performance as our Chief Executive Officer. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. On February 22, 2021 our board of directors confirmed its satisfaction with Mr. Bearden's performance. For accounting purposes and, as a result, for disclosure purposes in this Summary Compensation Table, only the initial 538,809 RSUs were deemed granted in Fiscal Year 2020. The additional 1,077,619 RSUs, as adjusted to reflect the forfeiture, are deemed granted in Fiscal Year 2022 and therefore will be included in Mr. Bearden's 2022 compensation, valued as if the grant had occurred on February 22, 2021.
(4) The amounts for Messrs. Frankola and Murthy reflect the annual non-equity incentive compensation earned by each individual under the Company’s executive officer bonus plan for the fiscal year performance periods indicated (these bonuses were paid in the subsequent year but are reported for the fiscal year for which they were earned). For more information, see the “Grants of Plan Based Awards Table” in this Proxy Statement.
(5) This amount represents a 401(k) plan matching contribution. For Fiscal Year 2021, this contribution includes a matching contribution true up that was paid in June 2020 (during Fiscal Year 2021) with respect to calendar year 2019 contributions.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made during the fiscal year ended January 31, 2021 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares or Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Robert Bearden(3)	Cash		250,000	500,000	750,000	—	—
Jim Frankola	Cash		161,000	280,000	420,000	—	—
	RSUs	April 9, 2020	—	—	—	558,659(4)	$4,659,216
	RSUs	April 9, 2020	—	—	—	10,411(5)	$86,828
Arun Murthy	Cash		131,000	228,000	342,000	—	—
	RSUs	April 9, 2020	—	—	—	390,988(6)	$3,260,840
	RSUs	April 9, 2020	—	—	—	11,825(5)	$98,621

(1)
Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Reflects threshold, target and maximum potential payments established in March 2020 for awards under our FY 2021 bonus plan for executive officers described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses.” Under these awards, the named executive officers were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics.

(2)
Grant Date Fair Value of Stock Awards: The amounts reported in this column represent the grant date fair value of each award as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 12 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2021. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be realized by our named executive officers from the awards.

(3)
As discussed in the section titled "Employment Arrangements — Agreements with Named Executive Officers," pursuant to Mr. Bearden's offer letter, Mr. Bearden's target bonus for Fiscal Year 2021 was $500,000 and he was guaranteed payout at target for the first two quarters of Fiscal Year 2021.

(4)
One sixth of these RSUs vested on June 15, 2020. The remainder vest in 10 substantially equal quarterly installments commencing on June 15, 2020, subject to continued service to us through each vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(5)	100% of these RSUs vested on June 15, 2020.
(6)
These RSUs vest in 12 substantially equal quarterly installments commencing on June 15, 2020, subject to continued service to us through each vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSU awards held as of January 31, 2021.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options				Number of Shares or Units that Have not Vested	Market Value of Shares that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares or Units that Have not Vested	Equity Incentive Plan Awards: Market Value of Shares that have not Vested ($)
Name		Exercisable	Unexercisable	Exercise Price ($)	Expiration Date
Robert Bearden	8/21/2013	438,908	—	3.65	8/20/2023
	1/13/2020							802,619(3)	12,255,992
Jim Frankola	1/31/2015	41,000	—	16.02	1/31/2025
	3/8/2017(4)					11,250	171,788
	3/23/2018(5)					53,125	811,282
	2/1/2019(6)					191,257	2,920,494
	4/9/2020(7)					372,440	5,687,159
Arun Murthy	8/21/2013	112,683	—	3.65	8/20/2023
	9/12/2014	169,649	—	10.90	9/11/2024
	1/17/2019(8)					388,586	5,933,708
	12/26/2019(9)					282,512	4,313,958
	4/9/2020(10)					293,241	4,477,790
(1)    Outstanding equity awards with a grant date prior to April 27, 2017, the effective date of our 2017 Equity Incentive Plan, were granted under our 2008 Stock Incentive Plan and outstanding equity awards with a grant date on or after April 27, 2017 were granted under our 2017 Equity Incentive Plan. All of the outstanding equity awards are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.
(2)    The market value for our common stock is based on the closing price of our common stock on the NYSE as of January 29, 2021 of $15.27.
(3)    Shares underlying Mr. Bearden's New Hire RSUs. The performance condition relating to the New Hire RSUs was satisfied on February 22, 2021; accordingly, 538,809 of the RSUs vest in four equal quarterly installments commencing March 15, 2021 and 263,810 of the RSUs vest in four equal quarterly installments commencing on March 15, 2022.
(4)    The outstanding RSUs vested on March 15, 2021.
(5)    RSUs vest over approximately four years in substantially equal installments on each quarterly anniversary of March 15, 2018, subject to continued service to us through the applicable vesting date.
(6)    RSUs vest over approximately four years in substantially equal installments on each quarterly anniversary of December 15, 2018, subject to continued service to us through the applicable vesting date.
(7)     One sixth of the RSUs vested on June 15, 2020. The remainder vest over approximately ten quarters in substantially equal installments on each quarterly anniversary of June 15, 2020, subject to continued service to us through the applicable vesting date.
(8)    RSUs vest over approximately three years in substantially equal installments on each quarterly anniversary of December 15, 2019, subject to continued service to us through the applicable vesting date.

(9)    RSUs vest over approximately four years in substantially equal installments on each quarterly anniversary of December 15, 2019, subject to continued service to us through the applicable vesting date.
(10)    RSUs vest over approximately three years in substantially equal installments on each quarterly anniversary of March 15, 2020.

Stock Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the year ended January 31, 2021 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Bearden	—	—	578,949	6,216,063
Jim Frankola	181,997	1,719,237	450,825	5,108,998
Arun Murthy	—	—	470,893	5,276,986

(1)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option. Shares acquired on exercise includes shares withheld to cover taxes and costs of exercise.

(2)
The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on the NYSE of a share of common stock on the date settlement. Shares acquired on vesting includes shares withheld to cover taxes.

Potential Payments upon Termination or Change in Control

Severance Agreements for Current Named Executive Officers
Robert Bearden
Pursuant to Mr. Bearden's offer letter, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without “cause” (as defined in the offer letter) or by Mr. Bearden for “good reason” (as defined in the offer letter). These payments and benefits will be subject to Mr. Bearden’s execution and non-revocation of a general release of claims in a form prescribed by us.
If the termination occurs in connection with a change in control (during the period commencing three months prior to and ending twelve months following a change in control), Mr. Bearden will be entitled to receive:
(i)    a lump sum payment equal to the sum of:
(a)     18 months of his annual base salary,
(b)     his annual target bonus (calculated as if all applicable bonus targets were achieved) and
(c)     a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period, less any amounts previously paid);
(ii)     COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of an 18-month period or the date when receiving similar coverage with a new employer; and

(iii)     accelerated vesting of 100% of any then-unvested shares and other equity awards.
In addition, if the successor or acquiring corporation of us refuses to assume, convert, replace or substitute Mr. Bearden’s then-unvested shares or other equity awards in connection with a change in control, the then-unvested shares and other equity awards shall become fully vested effective immediately prior to the change in control.
If the termination does not occur in connection with a change in control (outside the period commencing three months prior to and ending twelve months following a change in control), Mr. Bearden will be entitled to receive:
(i)     a lump sum payment equal to the sum of:
(a)     18 months of his annual base salary,
(b)     his annual target bonus (calculated as of all applicable bonus targets were achieved) and
(c)     a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period, less any amounts previously paid);
(ii)     COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of an 18-month period or the date when receiving similar coverage with a new employer; and
(iii)     accelerated vesting of 100% of any then-unvested New Hire RSUs that would have vested during the twelve-month post-termination window.
Pursuant to the offer letter, Mr. Bearden has also agreed to refrain from competing with us while employed with our company and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, his employment.
Jim Frankola and Arun Murthy
We entered into Severance Agreements with Mr. Frankola and Mr. Murthy on April 9, 2020 that replaced agreements that had been executed with Mr. Frankola in December 2016 and with Mr. Murthy in December 2018. Pursuant to the Severance Agreements, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without “cause” (as defined in the applicable Severance Agreement) or by the employee for “good reason” (as defined in the applicable Severance Agreement). These payments and benefits depend on whether or not such termination occurs in connection with a “change in control” (as defined in the applicable Severance Agreement) and will be subject to the execution and non-revocation of a general release of claims in a form prescribed by us.
Under the Severance Agreement, if the termination of the executive officer occurs in connection with a change in control (during the period commencing three months prior to and ending twenty-four months following a change in control), the executive officer will be entitled to receive:
(i)a lump sum payment equal to the sum of:
(a)his then-current annual base salary;
(b)his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year); and
(c)a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);

(ii)twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
(iii)accelerated vesting of 100% of all outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement); and
(iv)a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
If the termination of the executive officer does not occur in connection with a change in control (outside the period commencing three months prior to and ending twenty-four months following a change in control), the executive officer will be entitled to receive:
(i)a lump sum payment equal to the sum of:
(a)his then-current annual base salary;
(b)50% of his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year) (previously not provided); and
(c)a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);
(ii)twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
(iii)twelve months of additional vesting of any then-unvested shares subject to outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement); and
(iv)a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
Under the Severance Agreements, each of Messrs. Frankola and Murthy has also agreed to refrain from competing with us while employed with our company and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, his employment, and will be required to sign a release of claims in exchange for any of these payments and benefits.
Potential Payments upon Termination Table

Except where otherwise noted, the following table provides information concerning the estimated amounts payable to each of our named executive officers, assuming that each individual’s employment terminated with or without a change in control of the Company occurring on January 29, 2021, the last business day of our 2021 Fiscal Year. For purposes of determining the value of accelerated vesting for equity awards as noted below, we have assumed a price per share of our common stock as $15.27, which was the closing price per share of our common stock as of January 29, 2021 reported by NYSE.
There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Value of Extension of Option Exercise Period(4)	Total ($)
Robert Bearden	1,900,000	40,305	8,227,613	10,167,918	1,900,000	40,305	12,255,992	—	14,196,297
Jim Frankola	820,000	18,833	5,124,584	5,963,467	960,000	18,833	9,590,723	117,364	10,686,970
Arun Murthy(8)	722,000	26,870	6,394,961	7,143,831	836,000	26,870	14,725,456	294,262	15,882,588
(1)The severance amount was determined based on the annual base salaries and annual target bonuses in effect on January 31, 2021.
(2)The continuation of medical benefits is calculated based on the payment of monthly COBRA premiums as of January 31, 2021.
(3)The value of accelerated vesting of stock awards is calculated based on the per share closing price of our common stock on NYSE as of January 29, 2021 ($15.27).
(4)Reflects the difference between the Black-Scholes value of the options with the extended exercise period and the Black-Scholes value of the options without that extension.

OTHER INFORMATION

Chief Executive Officer Pay Ratio

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our Chief Executive Officer and the median of the annual total compensation of all employees of our Company other than our Chief Executive Officer (our “CEO pay ratio”).
For Fiscal Year 2021:
▪the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $246,417.52;
▪the annual total compensation of our President and Chief Executive Officer, Robert Bearden, was $1,185,000, as disclosed in the Summary Compensation Table; and
▪the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 4.8 to 1.
Mr. Bearden's total annual compensation for Fiscal Year 2021 was significantly lower than his annual compensation for Fiscal Year 2020 and is likely to be significantly lower than his annual compensation for Fiscal Year 2022 due to the accounting treatment of his New Hire RSUs. If we were to compare the median of the annual compensation of all employees of our company to Mr. Bearden's Fiscal Year 2020 annualized total compensation, which was $7,425,618, the pay ratio would be 30 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
There has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for Fiscal Year 2021. Accordingly, we have used the same median employee to calculate the pay ratio as we used for Fiscal Year 2020, who is a full-time employee based in Canada. We calculated the Fiscal Year 2021 annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table (which excludes any health benefits).
To identify the median employee, we examined the compensation of all our full-time, part-time, temporary or seasonal employees (other than our Chief Executive Officer) as of January 31, 2020, the last day of our preceding fiscal year. As of January 31, 2020, our employee population consisted of 2,796 individuals working at our parent company and consolidated subsidiaries, with 1,460 employees located inside the United States and 1,336 employees located outside the United States. As permitted by SEC rules, we chose to exclude employees who were employed in certain jurisdictions from the determination of our median employee pursuant to the de minimis exemption, given the relatively small number of employees in those jurisdictions and the estimated additional time, effort and expense that would be required to obtain and analyze their compensation information. In total, we excluded 139 employees in 17 countries, who represented less than 5% of our total employee population as of January 31, 2020, from the following jurisdictions: Austria (3), Brazil (16), Colombia (2), Costa Rica (11), Iceland (1), Indonesia (10), Israel (3), Italy (14), Japan (23), Mexico (4), Poland (1), South Africa (4), South Korea (13), Spain (11), Sweden (3), Switzerland (10), and United Arab Emirates (10). After taking into account the de minimis exemption, 2,657 employees were considered for identifying the median employee. We did not include any independent contractors or other non-employee workers in our employee population.
We used a consistently applied compensation measure consisting of actual annual base salary, actual annual variable cash compensation, and the fair value of equity awards granted to newly-hired employees and as part of our regular annual equity award grant cycle for the 12-month period from February 1, 2019 through January 31, 2020 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during fiscal 2020 for hourly employees and actual salary paid for our remaining employees. We annualized base salaries for any full-time and part-time employees who commenced work during fiscal 2020 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our fiscal 2020 Summary Compensation Table. Payments not made in U.S. dollars were converted to U.S. dollars using the applicable currency exchange rates in effect as of January 31, 2020. We did not make any cost-of-living adjustment.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

401(k) Plan

We maintain a retirement plan for the benefit of our employees. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions. For the calendar 2021 plan year, we matched each participant’s salary deferral contributions, but in no case more than 100% of the first 1% of compensation deferred.

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law, as so amended (the “DGCL”). Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for (i) breach of their duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit.
Our bylaws also require us to indemnify our officers and directors, and to advance expenses, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 12, 2021 for:
•    each of our named executive officers;
•    each of our directors;
•    all of our directors and executive officers as a group; and
•    each stockholder known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 293,978,815 shares of common stock outstanding as of April 12, 2021. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to (i) stock options held by that person or entity that are currently exercisable or exercisable within 60 days of April 12, 2021 and (ii) stock awards held by that person or entity that are scheduled to vest and become releasable within 60 days of April 12, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudera, Inc., 5470 Great America Parkway, Santa Clara, California 95054.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage (%)
Directors and Named Executive Officers:
Robert Bearden(1)	559,800	*
Jim Frankola(1)	1,291,974	*
Arun Murthy(1)	1,129,630	*
Paul Cormier(1)	269,813	*
Peter Fenton(1)	9,504,372	3.2
Gary Hu(2)	—	—
Kevin Klausmeyer(1)	231,862	*
Jesse Lynn(1)(3)	32,143	—
Rosemary Schooler(4)	—	—
Michael A. Stankey(1)	157,676	*
All Executive Officers and Directors as a Group (10 persons)(1)	13,177,270	4.5
5% Stockholders:
The Icahn Group(5)	52,327,391	17.8
BlackRock, Inc.(6)	16,525,347	5.6
The Vanguard Group(7)	20,879,683	7.1
*    Represents beneficial ownership of less than 1% of the shares of common stock.

(1)    Totals set forth in the table above include:

	Shares directly held	Shares underlying options exerciseable within 60 days of record date	RSUs vesting within 60 days of record date	Shares held by a third party
Robert Bearden	120,892	438,908
Jim Frankola	1,250,974	41,000
Arun Murthy	847,298	282,332
Paul Cormier	142,902			126,911(A)
Peter Fenton	839,826			8,664,546(B)
Kevin Klausmeyer	106,288	125,574
Jesse Lynn	32,143
Michael A. Stankey	130,287	27,389
All Executive Officers and Directors as a Group (10 persons)	12,289,456	887,814

(A) Shares held by The Paul J. Cormier Grantor Retained Annuity Trust of 2019, of which Mr. Cormier is Trustee.

(B) Consists of 395,019 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”), as nominee for BCP VI, Benchmark Founders' Fund VI, L.P. (“BFF VI”) and 8,269,527 shares held by Benchmark Capital Partners VII, L.P. (“BCP VII”), as nominee for BCP VII, Benchmark Founders' Fund VII, L.P. (“BFF VII”). Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) is the general partner of BCP VI and BFF VI. Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of BCP VII and BFF VII. Mr. Fenton is a managing member of BCMC VI and BCMC VII.

(2)    Mr. Hu joined our board of directors in January 2021. Mr. Hu is a designee of the Icahn Group under the Voting and Standstill Agreement as described above under Proposal No. 1, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 5 for more information regarding the shares held by the Icahn Group.
(3)    Mr. Lynn, a member of our board of directors, is a designee of the Icahn Group under the Voting and Standstill Agreement as described above under Proposal No. 1, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 5 for more information regarding the shares held by the Icahn Group.
(4)    During Fiscal Year 2021, Ms. Schooler served on our Board as an Intel nominee director pursuant to our investor agreement with Intel. Ms. Schooler did not hold any shares and was not deemed a beneficial owner of shares held by Intel. Intel sold its shares during Fiscal Year 2021, and did not hold any shares in our Company as of January 31, 2021.
(5)    Based on information contained in a Schedule 13D/A filed with the SEC on April 15, 2020 by the Icahn Group, comprising of Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn. According to this Schedule 13D/A, Icahn Master has sole voting power and dispositive power with respect to 21,787,704 shares; Icahn Offshore has shared voting power and dispositive power with respect to 21,787,704 shares; Icahn Partners has sole voting power and dispositive power with respect to 30,539,687 shares; Icahn Onshore has shared voting power and dispositive power with respect to 30,539,687 shares; Icahn Capital has shared voting power and dispositive power with respect to 52,327,391 shares; IPH has shared voting power and dispositive power with respect to 52,327,391 shares; Icahn Enterprises Holdings has shared voting power and dispositive power with respect to 52,327,391 shares; Icahn Enterprises GP has shared voting power and dispositive power with respect to 52,327,391 shares; Beckton has shared voting power and dispositive power with respect to 52,327,391 shares; and Carl C. Icahn has shared voting power and dispositive power with respect to 52,327,391 shares. The address for each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160.
(6)    Based on information contained in a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. (“BlackRock”). According to this Schedule 13G, BlackRock beneficially owns 16,525,347 shares, has sole voting power with respect to 16,218,329 shares and sole dispositive power with respect to 16,525,347 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)    Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard Group, Inc. (“Vanguard”). According to this Schedule 13G/A, Vanguard, in its capacity as an investment adviser, may be deemed to beneficially own 20,879,683 shares, of which it has sole dispositive power with respect to 20,364,372 shares, shared dispositive power with respect to 515,311 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 341,166 shares. The principal business office for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of January 31, 2021 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities (#)	Weighted- Average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	36,063,315	$10.48	18,064,959(3)
Equity compensation plans not approved by security holders	——(4)	——	——
Total	36,063,315	$10.48	18,064,959
(1)    The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, as RSUs have no exercise price.
(2)    Includes our 2008 Equity Incentive Plan, Gazzang 2008 Stock Purchase and Option Plan, 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan; however, column (a) excludes purchase rights accruing under the 2017 Employee Stock Purchase Plan.
(3)    There are no shares of common stock available for issuance under our 2008 Equity Incentive Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2008 Equity Incentive Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2017 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2017 Equity Incentive Plan increased automatically by 14,561,036 on February 1, 2021 and will increase automatically on the first day of February of each of 2022 through 2027 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors. As of January 31, 2021, there were 4,344,158 shares of common stock available for issuance under the 2017 Employee Stock Purchase Plan, of which up to 787,574 are subject to purchase under the offering period in effect as of January 31, 2021. The number of shares reserved for issuance under our 2017 Employee Stock Purchase Plan increased automatically by 2,912,207 on February 1, 2021 and will increase automatically on the first day of February of each year during the term of the 2017 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors.
(4)    Excludes outstanding RSUs to acquire 251,525 shares of our common stock as of January 31, 2021 and outstanding options to acquire 1,832,561 shares of our common stock as of January 31, 2021 that were assumed in connection with our merger with Hortonworks. The weighted average exercise price of the outstanding options was $8.24 as of January 31, 2021. In connection with the merger with Hortonworks, we assumed outstanding options and RSUs, but not the Hortonworks plans themselves, and therefore, no further options may be granted under the Hortonworks plans. The Hortonworks plans were previously approved by the Hortonworks stockholders, but were not approved by our stockholders because we did not assume the Hortonworks plans in connection with the merger.

REPORT OF THE COMPENSATION COMMITTEE

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee
Michael A. Stankey, Chair
Paul Cormier
Gary Hu

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements described in “Executive Compensation,” the following is a description of each transaction since February 1, 2020 and each currently proposed transaction in which:
•    we have been or are to be a participant;
•    the amount involved exceeds $120,000; and
•    any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Intel Enterprise Subscription Agreement

We previously entered into an Enterprise Subscription Agreement with Intel, as amended from time to time (the “ESA”) pursuant to which Intel, a holder of more than 5% of our capital stock from 2017 through most of our 2021 fiscal year, became our customer. Under the ESA, Intel may use our platform in support of its big data initiatives and other internal needs. The term has been extended until April 23, 2024 pursuant to Amendment 4 to the ESA. We have received approximately $6,082,420 for Fiscal Year 2021 in payments from Intel for subscriptions and services under the ESA. We anticipate receiving approximately $11,295,000 million in future payments from Intel under the terms of the ESA, as amended.

Intel Collaboration and Optimization Agreement

In conjunction with our Series F-1 preferred stock financing, we entered into a collaboration and optimization agreement with Intel, which was amended and restated as of February 1, 2018. This agreement governs our collaboration with Intel on the development, marketing and distribution of specified open source data management software, including the optimization of such software for use with Intel’s processors and architecture. Either party may terminate the agreement under certain circumstances, including if the parties fail to meet certain collaboration goals. Moreover, Intel may terminate the agreement with or without cause upon twelve months written notice at any time after March 21, 2021. The agreement automatically renews following the expiration of the initial term on March 21, 2021 for an additional twelve-month term, and thereafter will be automatically extended for additional twelve-month periods, unless either party provides written notice of non-renewal at least 180 days before the expiration of the renewal term.

Marketing and Miscellaneous Cooperation with Intel

We have received approximately $1,511,700 from Intel during Fiscal Year 2021 for miscellaneous marketing, services and other items related to the operation of the strategic partnership.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”

Review, Approval or Ratification of Transactions with Related Parties

Our written related person transactions policy provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the SEC, and is not “soliciting material,” is not to be deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Cloudera under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing, unless and only to the extent that we specifically incorporate it by reference.
In fulfilling its oversight role, the audit committee reviewed and discussed our audited financial statements with management and the independent registered public accounting firm. The audit committee met seven (7) times during the fiscal year ended January 31, 2021, including meetings with Ernst & Young LLP, our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, the effectiveness of our internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Ernst & Young LLP also provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with Ernst & Young LLP its independence from us.
Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in Cloudera’s Annual Report on Form 10-K for the year ended January 31, 2021, filed with the SEC on March 25, 2021.
In addition, the audit committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022 and is seeking ratification of such selection by our stockholders.
Submitted by the Audit Committee of the Board of Directors
Keven Klausmeyer (Chair)
Peter Fenton
Michael A. Stankey

ADDITIONAL INFORMATION

Stockholder Proposals for the 2022 Annual Meeting of Stockholders

Under our amended and restated bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our 2022 annual meeting of stockholders must give written notice of the proposal or nomination to our Corporate Secretary in accordance with the provisions of our bylaws. Our bylaws require that such notice be given not later than the close of business (5:00 PM, Pacific Time) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2022 annual meeting of stockholders, a stockholder’s notice must be received by us between February 9, 2022 and March 11, 2022. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Cloudera, Inc., 5470 Great America Parkway, Santa Clara, California 94306.
If the date of the 2022 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2021 annual meeting, in order for a notice to be timely, it must be delivered no earlier than the close of business on the 120th day prior to and no later than the close of business on the 90th day prior to the 2022 annual meeting date or, if later, the close of business on the 10th day following the day on which Public Announcement (as such term defined in the bylaws) of the date of the 2022 annual meeting is first made by us. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this section, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.
In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than December 28, 2021 and satisfy the conditions established by the SEC for stockholder proposals. In order for any other stockholder proposals to be eligible to be brought before the stockholders at the 2022 annual meeting, the stockholders submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the preceding paragraphs.

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended January 31, 2021, except that a Form 4 filing relating to Mr. Frankola's exercise of options to acquire 29,944 shares of stock on March 9, 2020 was filed two days late, on March 13, 2020.

Available Information

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended January 31, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Cloudera, Inc.
5470 Great America Parkway, Santa Clara, California 94306
Attn: Investor Relations

The annual report is also available in the "Investor Relations" section of our website at https://investors.cloudera.com under “Financials & Filings” in the “SEC Filings” section of our website.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): Visit www.astfinancial.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
A number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet

Availability of Proxy Materials and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at 5470 Great America Parkway, Santa Clara, California 95054, Attn: Investor Relations, telephone number (888) 789-1488.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations department at the address or telephone number listed above.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David Howard
Chief Legal Officer and Corporate Secretary

April 27, 2021

CLOUDERA, INC.
395 PAGE MILL RD.
PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CLD2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Gary Hu 02) Kevin Klausmeyer 03) Michael A. Stankey

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000511683_1 R1.0.0.177

For comments and/or address changes, please send them via email to:
investor-relations@cloudera.com

CLOUDERA, INC.
Annual Meeting of Stockholders
June 9, 2021 7:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert Bearden and Jim Frankola, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cloudera, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 7:00 AM, Pacific Time on June 9, 2021 at www.virtualshareholdermeeting.com/CLD2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000511683_2 R1.0.0.177

Continued and to be signed on reverse side